UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 23, 2014
(Date of earliest event reported)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54402	91-1835664
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

555 Heritage Drive, Jupiter, Florida	33458
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 904-6070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 23, 2014, BioRestorative Therapies, Inc. (the “Company”) and Mark Weinreb, its Chief Executive Officer, agreed to amend the Employment Agreement between Mr. Weinreb and the Company, dated October 4, 2010, as amended.  Pursuant to the amendment, (i) effective as of October 1, 2014, Mr. Weinreb’s annual salary was reduced from $600,000 to $450,000 (equal to the $450,000 payable to Mr. Weinreb through September 30, 2014) and (ii) effective January 1, 2015, Mr. Weinreb’s annual salary will be reduced from $450,000 to $400,000.  Mr. Weinreb’s entitlement to an annual bonus equal to 50% of his annual salary will continue.

On October 23, 2014, the Board of Directors of the Company (the “Board”) approved an increase in the annual salary payable to Francisco Silva, the Company’s Vice President of Research and Development.  Effective January 1, 2015, Mr. Silva’s annual salary will be increased from $230,000 to $250,000.  In addition, the Board determined that, effective January 1, 2015, Mr. Silva will be entitled to an annual bonus of up to 20% of his annual salary based on the achievement of certain performance standards, which are to be determined at a later date.

On October 23, 2014, the Compensation Committee of the Board (the “Committee”) approved an increase in the number of shares of common stock authorized to be issued pursuant to the Company’s 2010 Equity Participation Plan from 12,000,000 to 20,000,000.  Concurrently, the Committee granted options to executive officers and directors of the Company, at an exercise price of $0.33 per share, to purchase the following number of shares of common stock:  Mr. Weinreb: 3,000,000; Mr. Silva: 750,000; Mandy Clyde: 200,000; A. Jeffrey Radov: 1,000,000; Joseph Swiader: 500,000; and Paul Jude Tonna: 500,000.  In addition, on October 27, 2014, the Committee granted an option to Dr. Wayne Marasco, Chairman of the Company’s Scientific Advisory Board, to purchase 250,000 shares of common stock at an exercise price of $0.34 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIORESTORATIVE THERAPIES, INC.

Dated: October 29, 2014	By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer